Exhibit 99.3

Significantly enhancing our position and scale in the Lone Star State Acquisition of Spirit of Texas Bancshares, Inc. November 19, 2021 Memphis Nashville Dallas Houston Fort Worth Austin San Antonio College Station Nasdaq: SFNC Nasdaq: STXB

Forward - Looking Statements Certain statements contained in this presentation may not be based on historical facts and should be considered “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 . These forward - looking statements may be identified by reference to a future period(s) or by the use of forward - looking terminology, such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “foresee,” “intend,” “indicate,” “target,” “plan,” positions,” “prospects,” “project,” “predict,” or “potential,” by future conditional verbs such as “could,” “may,” “might,” “should,” “will,” or “would,” or by variations of such words or by similar expressions . These forward - looking statements include, without limitation, statements relating to the impact Simmons First National Corporation (the “Company”) expects the proposed transaction (“Proposed Transaction”) between the Company and Spirit of Texas Bancshares, Inc . (“Spirit”) to have on the combined entities’ operations, financial condition and financial results, and the Company’s expectations about its ability to obtain regulatory approvals and Spirit’s shareholder approval, its ability to successfully integrate the combined businesses and the amount of cost savings and other benefits the Company expects to realize as a result of the Proposed Transaction . The forward - looking statements may also include, without limitation, those relating to the Company’s predictions or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for future growth, revenue, expenses, assets, capital levels, liquidity levels, asset quality, profitability, earnings, accretion, customer service, investment in digital channels, or other future financial or business performance, strategies or expectations, the impacts of the COVID - 19 pandemic and the ability of the Company and Spirit to manage the impacts of the COVID - 19 pandemic, capital resources, market risk, plans for investments in securities, effect of future litigation, acquisition strategy, legal and regulatory limitations and compliance and competition . These forward - looking statements involve risks and uncertainties, and may not be realized due to a variety of factors, including, without limitation : changes in the Company’s and Spirit’s operating, acquisition, or expansion strategy ; the effects of future economic conditions (including unemployment levels and slowdowns in economic growth), governmental monetary and fiscal policies, as well as legislative and regulatory changes, including in response to the COVID - 19 pandemic ; changes in interest rates ; possible adverse rulings, judgements, settlements, and other outcomes of pending or future litigation ; the ability to obtain regulatory approvals and meet other closing conditions to the Proposed Transaction ; delay in closing the Proposed Transaction ; difficulties and delays in integrating the Spirit business or fully realizing cost savings and other benefits of the Proposed Transaction ; changes in the Company’s share price before closing ; the outcome of any legal proceedings that may be instituted against the Company or Spirit as a result of the Proposed Transaction or otherwise ; the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the Agreement ; business disruption following the Proposed Transaction ; the reaction to the Proposed Transaction of the companies’ customers, employees and counterparties ; uncertainty as to the extent of the duration, scope, and impacts of the COVID - 19 pandemic on the Company, Spirit and the Proposed Transaction ; and other relevant risk factors, which may be detailed from time to time in the Company’s and Spirit’s press releases and filings with the U . S . Securities and Exchange Commission (the “SEC”) . Many of these factors are beyond the Company’s and Spirit’s ability to predict or control, and actual results could differ materially from those in the forward - looking statements due to these factors and others . In addition, as a result of these and other factors, the Company’s and Spirit’s past financial performance should not be relied upon as an indication of future performance . The Company believes the assumptions and expectations that underlie or are reflected in any forward - looking statements, expressed or implied, in this presentation are reasonable, based on information available to the Company on the date of this presentation . However, given the described uncertainties and risks, the Company cannot guarantee its future performance or results of operations or whether the Company’s future performance will differ materially from the performance reflected in or implied by its forward - looking statements, and you should not place undue reliance on these forward - looking statements . All forward - looking statements, expressed or implied, included in this presentation are expressly qualified in their entirety by the cautionary statements contained or referred to herein . Any forward - looking statement speaks only as of the date of this presentation, and the Company undertakes no obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise . 2

Disclaimer Important Additional Information and Where to Find It This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Proposed Transaction . No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933 , and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful . In connection with the Proposed Transaction, the Company will file with the SEC a Registration Statement on Form S - 4 (the “Registration Statement”) to register the shares of Company common stock that will be issued to Spirit shareholders in the Proposed Transaction . The Registration Statement will include a proxy statement of Spirit and a prospectus of the Company (the “Proxy Statement/Prospectus”), and the Company and/or Spirit may file with the SEC other relevant documents concerning the Proposed Transaction . The definitive Proxy Statement/Prospectus will be mailed to shareholders of Spirit . SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY AND/OR SPIRIT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION . Free copies of the Proxy Statement/Prospectus, as well as other filings containing information about the Company and Spirit, may be obtained at the SEC’s Internet site (http : //www . sec . gov), when they are filed by the Company or Spirit . You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www . simmonsbank . com under the heading “Investor Relations” or from Spirit at www . sotb . com under the “Investor Relations” link . Copies of the Proxy Statement/Prospectus can also be obtained, when it becomes available, free of charge, by directing a request to the Company at Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas 71601 , Attention : Ed Bilek, Director of Investor Relations, Email : ed . bilek@simmonsbank . com or ir@simmonsbank . com, Telephone : (870) 541 - 1000 ; or by directing a request to Spirit at Spirit of Texas Bancshares, Inc . , 1836 Spirit of Texas Way, Conroe, Texas 77301 , Attn : Corporate Secretary, Email : jgolemon@sotb . com, Telephone : (936) 521 - 1836 . Participants in the Solicitation The Company, Spirit, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Spirit in connection with the Proposed Transaction . Information about the Company’s directors and executive officers is available in its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on April 15 , 2021 . Information about Spirit’s directors and executive officers is available in its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on April 9 , 2021 . Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus regarding the Proposed Transaction and other relevant materials to be filed with the SEC when they become available . Free copies of these documents may be obtained as described in the preceding paragraph . Non - GAAP Financial Metrics This presentation contains financial measures determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP") . This non - GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results . 3

Strategic rationale for transaction 4 Will Significantly Enhance Scale in Texas Complements existing franchise while expanding footprint in high - growth MSAs • Enhances scale of our Texas franchise while providing entry point into attractive new markets • Well - positioned presence in the Top 4 largest markets in Texas • Establishes Texas as our largest market in terms of loans, 2 nd largest market in deposits • Significantly improves our growth profile Strategic Value High performing bank and leadership team with a penchant for organic growth • 5 - year CAGR of 20%+ in assets, loans and deposits driven by organic growth • Similar loan portfolio characteristics and attention to maintaining strong credit quality metrics • Strong funding base from core deposits; demand deposits represent 50% of total deposits • Veteran executive leadership team that has recruited seasoned local bankers; “Texans Helping Texans” Source: S&P Global Market Intelligence Financially Attractive Transaction is consistent with stated M&A financial hurdles • Anticipate high single digit EPS accretion in first full year of operation • Expect minimal TBV dilution with an estimated earnback of ~2.8 years • Estimated internal rate of return greater than 20% • Excess capital generation and strong pro forma capital position Low Risk Low risk, in - market transaction; proven integration experience • Extensive due diligence process led by experienced team • Same IT vendor utilized for core operating systems (Jack Henry) • No significant loan concentrations; minimal exposure to energy lending • Strong mutual relationship between management teams since 2013

Transaction Summary

Merger Structure	• Spirit of Texas Bancshares, Inc. (STXB) to merge with and into Simmons First National Corporation (SFNC), with Simmons First National Corporation as the surviving entity • Immediately thereafter, Spirit of Texas Bank SSB is expected to be merged with and into Simmons Bank, with Simmons Bank as the surviving entity
Consideration	• STXB shareholders and holders of restricted stock units to receive stock; STXB options and warrants to be cashed out • Simmons will issue approximately 18,325,000 shares of its common stock, subject to certain conditions and potential adjustments, including substituting cash for Simmons' common stock to the extent necessary to cash out Spirit's stock options and warrants • Total transaction value of approximately $581 million (1)
Transaction Multiples	• 185% of tangible book value (2) • 15.1x full-year 2022 estimated earnings before expected cost savings (3) • 9.6x full-year 2022 estimated earnings, with expected cost savings (3) • 11.3% core deposit premium (4)
Leadership	• Dean Bass, STXB Chairman & CEO, will retire at closing to join SFNC and Simmons Bank boards as an independent director shortly thereafter • David McGuire, STXB President and Chief Lending Officer, to join Simmons Bank as key Texas executive
Timing & Approvals	• Customary regulatory approval • STXB shareholder approval • Satisfaction of other customary closing conditions • Expected closing, conversion and integration in the second quarter of 2022

(1) Calculated by multiplying 18,325,000 shares of SFNC's common stock by $31.73, which was the closing sales price of SFNC's common stock on November 17, 2021.
(2) Based on STXB's tangible book value per share of $17.54 as of 9/30/21. Non-GAAP financial metric
(3) Based on STXB's 2022 estimated earnings per share of $2.14 before expected cost savings and $3.38 with expected cost savings
(4) Equal to transaction value minus STXB's tangible equity as a percentage of core deposits; core deposits defined as total deposits less jumbo time deposits greater than $250,000. Non-GAAP financial metric

5

1 - 4 Family 16% Consumer & other 7% C&D 16% Multifamily 3% Owner Occupied 12% Non Owner Occupied 27% C& I 19% Source: S&P Global Market Intelligence Data as of or for the three months ended 9/30/21, except where otherwise noted Note: Demographic data deposit - weighted by county; deposit data as of latest FDIC Summary of Deposits report as of 6/30/21 FTE – fully taxable equivalent (1) Non - GAAP financial metric Spirit of Texas: High performing, attractive franchise across the desirable Texas Triangle… 6 $2.3 billion $2.7 billion • Founded in 2008 (holding company) /1976 (bank) • Headquartered in Conroe, TX (Houston MSA) • Chairman & CEO, Dean O. Bass (2008 – Present) • President & CLO, David McGuire (2009 – Present) • Completed 5 acquisitions since 2012 • Limited oil and gas exposure; loan portfolio attributable to direct (2.2%) and indirect (1.1%) energy lending 1.34% 14.91% 4.03% 53.88% 0. 20% 0. 10% 0.72% Total Assets ($M) Total Loans & Leases (Incl. HFS) ($M) Total Deposits ($M) Loans / Deposits ROAA R O A T C E (1) Net Interest Margin (FTE) Efficiency Ratio (1) NPAs / Assets N COs / Average Loans Reserves / Loans $ 3,154 2,259 2,671 84.59 % Franchise Overview Financial Highlights San Antonio Austin Houston Garland Fort Worth Dallas Corpus Christi Shreveport 10 37 35 45 20 20 30 6.5% Projected Population Growth (2021 - 2026) 6.2% Projected HHI Growth (2021 - 2026) $66,890 Median HHI (projected 2026) STXB Branches (37) Tyler Mineral Wells Branch Footprint Loan Portfolio Deposit Portfolio Demand Deposits 50% Money Market & Savings 28% Retail Time Deposits 15% Jumbo Time Deposits 7%

… in markets that are projected to continue growing well above the national average

Texas Market Overview

- **2nd largest state economy** by GDP in the U.S. and **9th largest** in the world
- Ranked **4th** in **America's top States for Business** in 2021 according to CNBC
- **Over 90** four-year colleges/universities; Ranked **#1** workforce by CNBC
- **49** Fortune 500 companies are headquartered in Texas
- Home to **3 of the Top 10 tech hubs** in the U.S. (#2 Dallas, #3 Houston, #10 Arlington)
- **Leading destination** for companies relocating (Tesla, Oracle, Hewlett Packard)
- **$56.9 billion** in direct travel spending in 2020 acclaimed by Travel Texas

TX MSAs by '21 – '26 Projected Population Growth (%) (1)



SFNC
STXB
Both
Midland 8.8%
Austin 8.5%
Odessa 8.1%
San Antonio 7.6%
Houston 7.6%
Dallas/Ft Worth 7.5%
College Station 7.3%
Sherman-Dennison 6.9%
McAllen 6.8%
Texas 6.8%
Killeen-Temple 6.6%
Laredo 6.3%
Tyler 6.3%
Lubbock 6.2%
Waco 5.6%
Corpus Christi 4.8%
National Average 2.9%

Houston
- 5th largest MSA by population in the U.S.
- Nation's 7th largest metro economy
- Ranked 5th in the U.S. by job growth since 2010

Dallas/Ft Worth
- 4th largest MSA by population in the U.S.
- 2nd highest projected HHI growth among Texas MSAs (2021-2026)
- Home to 22 Fortune 500 companies

Austin
- 3rd highest projected population growth nationwide (2021-2026)
- Highest projected median HHI growth in Texas (2021-2026)
- Ranked 4th on top Cybercities ranking based on tech's share of the metro economy

San Antonio
- Top 15 projected population growth nationwide (2021-2026)
- 3rd largest MSA in Texas by population
- Per capita income growth of over 25% over last 10 years

College Station
- 4th lowest unemployment rate among Texas MSAs
- Top 6 projected HHI growth among Texas MSAs (2021-2026)
- Home to the 2nd largest public university in the U.S.

Source: Demographic data provided by S&P Global Market Intelligence
Ranking Sources: www.businessintexas.com, www.suddenlink.com, www.cnbc.com, www.statista.com, www.collegesimply.com, www.gov.texas.gov, www.dc1.austinchamber.com
(1) Includes MSAs with populations greater than 125,000

7

Source: S&P Global Market Intelligence, company reports Data as of 12/31 each respective year; Q3 21 data as of 9/30/21 Spirit of Texas: A proven track record of generating strong growth 8 $843 $985 $1,038 $1,477 $2,385 $3,085 $3,154 2015 2016 2017 2018 2019 2020 Q3 21 Total Assets 24% CAGR $694 $781 $881 $1,107 $1,771 $2,114 $2,153 $276 $106 2015 2016 2017 2018 2019 2020 Q3 21 $2,390 $2,259 Total Loans 23% CAGR $661 $814 $835 $1,183 $1,928 $2,459 $2,671 2015 2016 2017 2018 2019 2020 Q3 21 Total Deposits 24% CAGR $ in millions PPP loans $14 $135 $200 $279 $384 $465 $706 $843 $976 $1,030 $1,128 $1,948 $2,532 $3,048 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Q3 21 Organic Acquired PPP History of Growth (Total Assets) 2008 Snook Bancshares $39 2009 Third Coast Bank (2 branches) $9 2011 Texas Community Bank (3 branches) $43 2012 Oasis Bank $79 2013 Texas Community Bank (FDIC assisted) & Peoples Bank (2 branches) $205 2016 Plains Capital (1 branch) $4 2018 Comanche (8 branches) $339 2019 Beeville (3 branches) $437 & Citizens (7 branches) $439 2020 Simmons Bank (4 branches) $278

Geographic Transformation 9

Source: S&P Global Market Intelligence Pro forma highlights based on data as of or for the three months ended September 30, 2021. Includes SFNC, Landmark Community Ban k, Triumph Bank and STXB Pro forma deposit data by state at June 30, 2021 includes Simmons Bank, Landmark Community Bank, Triumph Bank and Spirit of T exa s Bank, SSB Pro Forma: Franchise Highlights 10 Frankfort Oklahoma City Dallas Austin Wichita Jefferson City Kansas City Mobile Birmingham Louisville Topeka Chicago Montgomery El Paso New Orleans St. Louis Knoxville Chattanooga Springfield Jackson OK AR TX TN IL MO LA KS AL KY MS Nashville Memphis Tulsa Little Rock San Antonio Houston SFNC Branches (209) STXB Branches (37) $28.2B Total Assets $4.1B Market Cap $14.6B Total Loans $22.3B Total Deposits Pro Forma Highlights Arkansas Texas Tennessee Missouri Oklahoma Kansas $6.8B $4.8B $4.3B $4.1B $2.3B $0.3B State Deposits States by Pro Forma Deposits 1. 2. 3. 4. 5. 6. <1.0 mile 2.8 miles 3.6 miles

2021 M&A: A meaningful geographic transformation focused on building scale…

Presence in 10 of 12 Largest Texas and Mid South Markets (1)

SFNC Pro Forma Presence	Rank	Metropolitan Statistical Area (MSA)	2021 Population (millions)	2021- 2026 Projected Population Growth (%)
√	1	Dallas-Fort Worth-Arlington	7.7	7.5
√	2	Houston-The Woodlands-Sugar Land	7.2	7.6
√	3	St. Louis	2.8	0.3
√	4	San Antonio-New Braunfels	2.6	7.6
√	5	Austin-Round Rock-Georgetown	2.3	8.5
√	6	Kansas City	2.2	2.8
√	7	Nashville-Davidson-Murfreesboro	2.0	5.9
√	8	Oklahoma City	1.4	4.3
√	9	Memphis	1.3	1.9
	10	New Orleans	1.3	1.9
	11	Birmingham-Hoover	1.1	1.4
√	12	Tulsa	1.0	2.9

Red check denotes SFNC Pro Forma presence in MSA

Projected Population Growth ('21 – '26)


National Average = 2.91%
2.56%
2.66%
3.13%
SFNC
SFNC+Landmark+Triumph
SFNC+Landmark+Triumph+STXB

Significantly Enhanced Growth Profile (2)


Texas 12.6%
Kansas 1.8%
Illinois 1.3%
Arkansas 35.6%
Oklahoma 13.1%
2020(2) Deposits
Tennessee 13.7%
Missouri 21.9%
Kansas 1.5%
Texas 21.2%
Arkansas 30.1%
2021(2)(3) Pro Forma Deposits
Oklahoma 10.2%
Tennessee 19.0%
Missouri 18.0%

… in high-growth markets that will significantly enhance our growth profile

Source: S&P Global Market Intelligence

(1) Includes Alabama, Arkansas, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas

(2) Data at June 30, 2020 and 2021 based on FDIC Summary of Deposit data

(3) Pro forma deposit data at June 30, 2021 includes Simmons Bank, Landmark Community Bank, Triumph Bank and Spirit of Texas Bank SSB

11

Loan Portfolio: Highly complementary portfolios with similar business mix

Loan Portfolio Composition


Consumer & other 11%
1-4 Family 14%
C&D 11%
Multifamily 4%
Owner Occupied 12%
Non Owner Occupied 31%
C& I 17%

Yield on Loans = 4.79%
26% Consumer/74% Commercial


Consumer & other 3%
1-4 Family 44%
C&D 13%
Multifamily 2%
Owner Occupied 7%
Non Owner Occupied 17%
C& I 14%
LANDMARK
Triumph

Yield on Loans = 4.23%
46% Consumer/54% Commercial


Consumer & other 7%
1-4 Family 16%
C&D 16%
Multifamily 3%
Owner Occupied 12%
Non Owner Occupied 27%
C& I 19%

Yield on Loans = 5.13%
23% Consumer/77% Commercial


Pro Forma
Consumer & other 10%
1-4 Family 18%
C&D 12%
Multifamily 4%
Owner Occupied 11%
Non Owner Occupied 28%
C& I 17%

Yield on Loans = 4.78%
27% Consumer/73% Commercial

Loan Portfolio Geographical Composition


Other 15%
Arkansas 22%
Missouri 12%
Tennessee 18%
Oklahoma 7%
Texas 25%
Kansas 1%

% of Total Risk-Based Capital
C&D = 57%
CRE = 215%


LANDMARK
Triumph
100%
TN

% of Total Risk-Based Capital
C&D = 91%
CRE = 176%


100%
TX

% of Total Risk-Based Capital
C&D = 107%
CRE = 255%


Pro Forma
Other 11%
Arkansas 17%
Missouri 9%
Tennessee 23%
Oklahoma 5%
Texas 34%
Kansas 1%

% of Total Risk-Based Capital
C&D = 66%
CRE = 217%

Source: S&P Global Market Intelligence
Bank level data (including pro forma) as of 9/30/21
Pro forma does not reflect purchase accounting or merger adjustments

12

100% TX Demand Deposits 30% NOW Accounts 24% Money Market & Savings 32% Retail Time Deposits 9% Jumbo Time Deposits 5% Demand Deposits 24% NOW Accounts 9% Money Market & Savings 35% Retail Time Deposits 20% Jumbo Time Deposits 12% Demand Deposits 50% Money Market & Savings 28% Retail Time Deposits 15% Jumbo Time Deposits 7% Demand Deposits 32% NOW Accounts 20% Money Market & Savings 32% Retail Time Deposits 11% Jumbo Time Deposits 5% Arkansas 30% Missouri 18% Tennessee 19% Oklahoma 10% Texas 21% Kansas 2% Pro Forma Deposits: Well - positioned to fund future loan growth and for a rising rate environment 13 Deposit Composition Deposit Geographical Composition Pro Forma Arkansas 37% Missouri 22% Tennessee 15% Oklahoma 12% Texas 12% Kansas 2% 100% TN Loans/Deposits = 59% Loans/Deposits = 84% Loans/Deposits = 97% Loans/Deposits = 65% Cost of Deposits 0.20% Cost of Deposits 0.60% Cost of Deposits 0.27% Cost of Deposits 0.24% Source: S&P Global Market Intelligence Bank level data (including pro forma) as of 9/30/21 Pro forma does not reflect purchase accounting or merger adjustments

Transaction Assumptions and Financial Impact 14

SFNC and STXB: Transaction assumptions[1]

Earnings	• Consensus earnings estimates for both companies
Cost Savings	• Expense synergies estimated at 35% of STXB's 2023E noninterest expense; 50% achieved in 2022 and 100% thereafter
Revenue Enhancements	• Revenue synergies identified but not included in projections
Merger Related Expenses	• Pre-tax one-time merger related costs of approximately $33.3 million
Loan Mark	• $35.8 million loan credit mark; 1.59% of total loans • Assumes CECL treatment by establishing new allowance equal to 1.0x non-PCD mark • ~36% of gross credit mark attributable to PCD loans • ~64% of gross credit mark attributable to non-PCD loans • $20.0 million loan rate write-up
Core Deposit Intangible	• 0.75%; 15-year straight-line amortization
Other Considerations	• Assumes $6.6 million write-up to STXB's subordinated debt • Assumes establishment of $3.4 million reserve for STXB's unfunded commitments • Assumes reversal of STXB's projected remaining loan mark of $1.2 million at closing • Assumes $1.0 million annual reduction to earnings due to Durbin Amendment

(1) All assumptions are estimates

15

(1) Includes bank transactions with Texas targets and publicly - available deal values between $100 million and $1.0 billion sinc e 1/1/2017; Source: S&P Global Market Intelligence (2) See Supplemental Information for additional information (3) Non - GAAP financial metric Financial metrics within stated guidelines Favorable pricing relative to recent Texas deals 16 Key Financial Metrics (Estimated) (2) High Single Digit ’23 EPS Accretion >20% IRR ~2.8 yrs TBV Earnback (3.0%) TBV Share Dilution Projected Capital Positioning at Close 8.3% TCE / TA (3) 9.0% Leverage Ratio 13.4% CET1 Ratio 16.6% Total Risk Based Capital Ratio Price / TBVPS (3) Price / LTM Earnings Core Deposit Premium (3) + 185% 217% 19.4x 12.8x 11.3% 15.5% Median Texas Transactions (1)

Extensive due diligence process and integration plan

Experienced team that has successfully integrated 13 bank acquisitions since 2013, including 2 simultaneous conversions in 2021

Due Diligence Focus Area

- Risk Management
- Consumer Banking
- Commercial Banking
- Finance, Tax & Accounting
- Commercial Real Estate
- Internal Audit & Legal
- Human Capital
- Regulatory & Compliance
- Marketing & Communications
- Credit Underwriting & CECL
- Specialty Lending
- Information Technology & Operations

By The Numbers

>100
Internal Participants

~20
External Participants

~67%
Loan Portfolio Reviewed[1]

100%
Loans Reviewed >$750,000

In-depth review of loan portfolio, loan files, underwriting practices, processes, risk rating, loan operations, etc… by seasoned loan review team

LOAN REVIEW PARAMETERS

Loan portfolio concentration	C&I, CRE, C&LD
% of loan portfolio reviewed[1]	~67%
Borrowers with aggregate debt	$2 million or more
Special mention or below	$100,000 or more
Nonaccrual loans	$75,000 or more
Unfunded commitments	$750,000 or more

(1) Represents $ amount of total loans outstanding as of September 30, 2021

17

$4.4 $4.6 $7.6 $8.4 $15.1 $16.5 $21.3 $22.4 $28.2 2013 2014 2015 2016 2017 2018 2019 2020 Pro Forma Pricing data as of 11/17/21 (1) KBW Nasdaq Regional Bank Index SFNC: A disciplined acquiror with proven integration experience 18 Total Assets ($B) 2013 Metropolitan National Bank 2014 Delta Trust & Banking Corporation 2015 Community First Bancshares, Inc. 2015 Liberty Bancshares, Inc. 2015 Trust Company of the Ozarks 2016 Citizens National Bank 2017 Hardeman County Investment Company, Inc. 2017 Southwest Bancorp, Inc. 2017 First Texas BHC 2019 Reliance Bancshares, Inc. 2019 Landrum Company 2021 Landmark Community Bank 2021 Triumph Bancshares, Inc. 2021 Spirit of Texas Bancshares, Inc. Delivering Growth and Long - Term Value to Our Shareholders Total Return Since 1/1/2013 SFNC 200% ˄KRX (1) 152% S&P Banks Index 174%

Source: S&P Global Market Intelligence Key Takeaways: A financially compelling transaction that checks all the boxes… 19 √ In market transaction √ Enhances scale and profile √ Financially compelling √ 3 year or less earnback √ Low risk transaction √ Creates long - term value … and is consistent with our stated M&A strategy High performing, established Texas platform High performing, established Texas platform Pro forma assets of $28.2 billion; Will create Top 50 largest bank in the country Pro forma assets of $28.2 billion; Will create Top 50 largest bank in the country In - line with market expansion strategy In - line with market expansion strategy Complementary footprint with excellent growth dynamics Complementary footprint with excellent growth dynamics Financially attractive to combined shareholder base Financially attractive to combined shareholder base Well - positioned for future M&A, organic growth and capital deployment Well - positioned for future M&A, organic growth and capital deployment Metrics

Significantly enhancing our position and scale in the Lone Star State Acquisition of Spirit of Texas Bancshares, Inc. November 19, 2021 Memphis Nashville Dallas Houston Fort Worth Austin San Antonio College Station Nasdaq: SFNC Nasdaq: STXB

Supplemental information 21

Pro Forma Earnings Per Share Reconciliation 22 Source: S&P Global Market Intelligence; Factset ; market and estimate data as of 11/17/21 (1) $23 million in pre - tax cost savings identified on a fully - phased basis (2) IRR based on a 5 - year dividend discount model, assuming a 9.0% TCE/TA ratio target and a 13.0x terminal multiple Figures presented above are estimates Pro Forma Earnings per Share Reconciliation (All data in millions, except per share data) 2023E SFNC 2023 Consensus Net Income: 249$ STXB 2023 Consensus Net Income: 42$ After-Tax Merger Adjustments: Fully Phased Cost Savings (1) 23$ After-Tax Merger Adjustments 4 Pro Forma 2023 Net Income 318$ Pro Forma Weighted Average Shares Outstanding 129.2 SFNC Standalone 2023 Consensus EPS 2.24$ SFNC 2023 Pro Forma EPS 2.46$ $ EPS Accretion to SFNC 0.22$ % EPS Accretion to SFNC 9.8% Internal Rate of Return (2) >20%

Spirit of Texas Bancshares, Inc. (STXB) Historical Financials

$ in thousands	2017	2018	2019	2020	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021
Balance Sheet							
Total Assets	$1,038,092	$1,476,621	$2,384,622	$3,084,759	$3,170,212	$3,084,755	$3,154,252
Total Loans	872,933	1,106,753	1,771,171	2,390,002	2,431,786	2,275,309	2,258,930
Total Deposits	835,368	1,182,648	1,928,126	2,459,135	2,597,550	2,572,172	2,670,576
Loans / Deposits	104.5 %	93.6 %	91.9 %	97.2 %	93.6 %	88.5 %	84.6 %
Tangible Common Equity [1]	91,168	168,020	262,375	272,327	278,261	291,280	302,372
Selected Operating Ratios							
Net Income	$4,753	$9,978	$21,136	$31,311	$10,086	$12,410	$10,456
ROAA	0.47 %	0.89 %	1.14 %	1.11 %	1.30 %	1.56 %	1.34 %
ROAE	4.88	6.77	8.38	8.98	11.14	12.80	10.93
ROATCE [1]	5.82	7.93	11.95	13.21	15.67	17.29	14.91
Net Interest Margin	4.19	4.61	4.58	4.21	3.96	4.13	4.03
Efficiency Ratio [1]	73.12	70.14	61.79	55.00	50.34	47.07	53.88
Asset Quality							
NPAs / Assets	0.37 %	0.41 %	0.43 %	0.29 %	0.31 %	0.26 %	0.20 %
NPAs / Loans + OREO	0.44	0.54	0.58	0.37	0.41	0.35	0.27
Reserves / Total Loans	0.65	0.57	0.38	0.67	0.67	0.73	0.72
NCOs / Avg Loans	0.14	0.16	0.17	0.09	0.13	0.19	0.10
Capital Ratios							
TCE / TA [1]	8.85 %	11.62 %	11.40 %	9.09 %	9.03 %	9.71 %	9.85 %
Leverage Ratio	8.71	12.11	12.37	9.90	9.72	9.93	10.25
CET 1 Ratio	10.07	14.56	14.47	11.94	13.10	12.07	11.96
Tier 1 Ratio	10.07	14.81	14.47	11.94	13.10	12.61	12.50
Total Capital Ratio	10.72	15.37	14.85	14.28	15.48	13.32	13.18

Source: S&P Global Market Intelligence and company reports filed with the U.S. Securities and Exchange Commission
Data as of or for the twelve months ended 12/31 each respective year, unless otherwise noted
(1) Non-GAAP financial metric

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